As filed with the Securities and Exchange Commission on April 24, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0373077
(State of Incorporation)	(I.R.S. Employer Identification No.)

5791 Van Allen Way

Carlsbad, California 92008

(Address of Principal Executive Offices, Including Zip Code)

LIFE TECHNOLOGIES CORPORATION 2013 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

John A. Cottingham, Esq.

Chief Legal Officer and Secretary

Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

(760) 603-7200

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Holly M. Bauer, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.01 per share	13,000,000(2)	$73.635(3)	$957,255,000	$130,570

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share, of Life Technologies Corporation (“Common Stock”) which become issuable under the Life Technologies Corporation 2013 Equity Incentive Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.
(2)	Represents 13,000,000 shares of the Registrant’s Common Stock available for future issuance under the 2013 Plan.
(3)	The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on April 18, 2013, because the price at which the awards to be granted in the future may be exercised is not currently determinable.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the above-named 2013 Plan are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to 2013 Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows the Registrant to incorporate by reference the information it files with it, which means that the Registrant can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 28, 2013, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including portions of the Registrant’s Proxy Statement for the 2013 Annual Meeting of Stockholders, filed with the Commission on March 15, 2013, to the extent specifically incorporated by reference therein;

(b) All other reports of the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c) The Registrant’s Registration Statement on Form 8-A filed with the Commission on January 29, 1999, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendment or report filed for purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation, as amended (the “Certificate”), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware (“Delaware Law”), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. The Registrant’s Seventh Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorney’s fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as our agent. The Registrant’s Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is one of the Registrant’s directors, officers, employees or agents against any liability arising out of the person’s status as such, whether or not the Registrant would have the power to indemnify the person under Delaware Law.

Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Delaware Law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the 1934 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, California, on April 24, 2013.

LIFE TECHNOLOGIES CORPORATION

By:	/s/ John A. Cottingham
Name:	John A. Cottingham
Title:	Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Cottingham and David Szekeres, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory T. Lucier	Chairman and Chief Executive Officer (Principal Executive Officer)	April 24, 2013
(Gregory T. Lucier)

/s/ David F. Hoffmeister	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 24, 2013
(David F. Hoffmeister)

/s/ Kelli A. Richard	Vice President, Finance (Principal Accounting Officer)	April 24, 2013
(Kelli A. Richard)

/s/ George F. Adam, Jr.	Director	April 24, 2013
(George F. Adam, Jr.)

/s/ Raymond V. Dittamore	Director	April 24, 2013
(Raymond V. Dittamore)

/s/ Donald W. Grimm	Director	April 24, 2013
(Donald W. Grimm)

/s/ Balakrishnan S. Iyer	Director	April 24, 2013
(Balakrishnan S. Iyer)

/s/ Ronald A. Matricaria	Director	April 24, 2013
(Ronald A. Matricaria)

/s/ Craig J. Mundie	Director	April 24, 2013
(Craig J. Mundie)

/s/ Ora H. Pescovitz, M.D.	Director	April 24, 2013
(Ora H. Pescovitz, M.D.)

/s/ Per A. Peterson, Ph.D.	Director	April 24, 2013
(Per A. Peterson, Ph.D.)

/s/ David C. U’Prichard, Ph.D.	Director	April 24, 2013
(David C. U’Prichard, Ph.D.)

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Life Technologies (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on April 28, 2011 (File No. 000-25317)).

4.2	Seventh Amended and Restated Bylaws of Life Technologies (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on April 28, 2011 (File No. 000-25317)).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Life Technologies Corporation 2013 Equity Incentive Plan.

99.2	Form of Stock Option Grant Notice and Stock Option Agreement under the Life Technologies Corporation 2013 Equity Incentive Plan.

99.3	Form of Time-Based Restricted Stock Unit Award Grant Notice and Time-Based Restricted Stock Unit Agreement under the Life Technologies Corporation 2013 Equity Incentive Plan.

99.4	Form of Performance Restricted Stock Unit Award Grant Notice and Performance Restricted Stock Unit Agreement under the Life Technologies Corporation 2013 Equity Incentive Plan.

99.5	Form of Performance Cash Unit Award Grant Notice and Performance Cash Unit Agreement under the Life Technologies Corporation 2013 Equity Incentive Plan.

99.6	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement for Non-Employee Directors under the Life Technologies Corporation 2013 Equity Incentive Plan.

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